Dreyfus Short Duration Bond Fund

Item 77C:

Proxy Results:

Dreyfus Short Duration Bond Fund (formally, Dreyfus Short-Intermediate Government Fund) held a special meeting of shareholders on October 23, 2013.The proposals considered at the meeting and the results are as follows:

				Shares
			For	Against	Abstain

1	.	To approve removing a fundamental
		investment restriction that prevents
		the fund from purchasing certain
		securities, including corporate
		bonds and municipal bonds.
			4,655,602	1,152,775	326,212
2	.	To approve revising a fundamental
		investment restriction regarding
		making loans.	4,231,381	1,476,226	426,982
3	.	To approve changing a fundamental
		investment restriction regarding
		investing in real estate
		and commodities.	4,195,466	1,552,348	386,775
4	.	To approve revising a fundamental
		investment restriction regarding
		underwriting the securities of
		other issuers.	4,253,135	1,419,244	462,210
5	.	To approve changing a fundamental
		investment restriction regarding
		investing in companies for the
		purpose of exercising control to a
		non-fundamental policy.	4,251,325	1,417,765	465,499